                                                                   EXHIBIT 10.27
                           COOPER CAMERON CORPORATION
                   1999 MANAGEMENT INCENTIVE COMPENSATION PLAN


I.     PURPOSE

       The Cooper Cameron Management Incentive Compensation Plan (the "Plan"), has been designed to motivate and reward key management employees whose efforts impact the performance of Cooper Cameron Corporation (the "Company") and its subsidiaries through the achievement of pre-established financial and individual objectives.

       Performance under the Plan is measured on the fiscal (calendar) year and payments under the Plan are made annually.

II.    ELIGIBILITY

       Officers and key management employees may be eligible to participate in the plan, upon the recommendation of their manager and approval by the Chief Executive Officer of the Company. An employee who is eligible to participate in any other cash incentive plan of the company is not eligible to participate in this Plan.

III.   AWARD CRITERIA

       The Compensation Committee of the Board of Directors is responsible for approving the Company performance objectives that are used to determine awards paid for Company objectives under this plan. Performance objectives for operating units below the corporate level will be established by the appropriate manager subject to overall approval of the Chief Executive Officer. For 1999, performance under the Plan will be determined based on:

          Earnings Before Interest, Taxes, Depreciation and Amortization
          (EBITDA)
          Return on Equity (ROE)

       The basic measure of financial performance under this Plan will be EBITDA. In addition, ROE will be used as an attainment hurdle, which must be reached before bonuses are paid in full. For 1999, the Board has established a 7% ROE hurdle. If this ROE target is not achieved for the year, bonuses, to the extent earned, will be reduced by 50%. The Chief Executive Officer may also implement additional division specific payout hurdles from time to time.

       In addition, up to 25% of an individual's award may, at the discretion of the individual's immediate manager, be based on individual objectives established at the beginning of the calendar year.

IV.    TARGET AWARDS

       A target award percentage is established for each position eligible to participate in the Plan. Target awards (TA's) may range from 10% to 75%, depending on position, of each participant's January 1 base pay (or pay at the time of becoming a participant, if later).

       Generally, the participating employee receives the Target Award when performance under the plan meets, but does not exceed, the pre-established performance objectives.

V.     AWARD CATEGORIES

       A participant may have Company Objectives, Division Objectives, Operating Unit Objectives and/or Individual Objectives, each of which is assigned by the immediate manager and provided a weighting in determining the Target Award.

VI.    PERFORMANCE MEASUREMENT

       Minimum This is the lowest level of performance at which an award will be generated for this particular objective of the plan. The award paid for performance at the minimum level is 50% of Target Award. There will be no payment for performance below the minimum level.

       Target Performance     This is the expected level of performance based
                              on the current year's financial plan.

       Maximum This is the performance level for which the maximum award under the plan will be paid. The maximum award under the plan is limited to 200% of the Target Award.

VII.   AWARD  CALCULATION

       Attainment on the financial objectives of the Plan is measured based on actual results versus Plan targets, with performance above or below Plan targets prorated up/down to the maximum/minimum levels established for each financial objective.

       For example, assume the following hypothetical objectives:

                  Minimum Level                            $180 million
                  Company EBITDA Target                    $200 million
                  Maximum Level                            $230 million

       At EBITDA performance of $220 million, attainment = 166.6% (Prorated between $200 million objective and $230 million maximum).

       At EBITDA performance of $185 million, attainment = 62.5% (Prorated between $200 million objective and $180 million minimum objective).

       Following are examples of how payouts are determined under the Plan once attainment has been calculated:

A.      Corporate Participant:

     EBITDA ATTAINMENT                      ROE HURDLE ACHIEVED                  PARTICIPANT AWARD
     -----------------                      -------------------                  -----------------
            110%                                   YES                                110.0%
            110%                                   NO                                  55.0%
             85%                                   YES                                 85.0%
             85%                                   NO                                  42.5%
            180%                                   YES                                180.0%

B.     Division Operating Unit Participant without Individual Objectives:

       Assume ROE hurdle is achieved

     ATTAINMENT                                                 WEIGHT                    PERFORMANCE LEVEL
     ----------                                                 ------                    -----------------
     Division EBITDA                        110%                  30%                          33.0%
     Operating Unit EBITDA                   85%                  50%                          42.5%
     Individual Objective                   100%                  20%                          20.0%
                                                          PARTICIPANT AWARD                    95.5%

C.     Division Operating Unit Participant with Individual Objectives:

       Assume ROE hurdle is achieved

     EBITDA ATTAINMENT                                             WEIGHT                PERFORMANCE LEVEL
     -----------------                                             ------                -----------------
     Division                               110%                    40%                        44.0%
     Operating Unit                          85%                    40%                        34.0%
     INDIVIDUAL OBJECTIVE ATTAINMENT
     Working Capital                         40%                    10%                         4.0%
     Bookings                               100%                    10%                        10.0%
                                                          PARTICIPANT AWARD                    92.0%

        For example, if the participant's salary is $80,000, target award is 20% ($16,000) = payout of $16,000 x 92% = $14,720.

VIII.  DISCRETIONARY  AWARDS

       There may be unusual situations where a manager feels that the reward generated under this plan does not properly reflect the contribution of the participant. In this situation, the participant's immediate manager has the right to recommend an adjustment, either up or down, of up to 25% of the participant's Target Award.

IX.    INDIVIDUAL OBJECTIVES

       A participant's immediate manager has the discretion to set individual objectives as part of the employee's performance criteria under the incentive plan. The use of individual objectives is subject to the following requirements:

       The manager must specify the weighting of the individual objectives in the overall Target Award, not to exceed 25% of the total award

       Individual objectives must be specifically identified at the beginning of the plan year and must be quantifiable in terms of both the targeted achievement and the time frame in which the objective is to be completed.

       The portion of the award payment generated from individual objectives may be adjusted up or down based on the manager's assessment of the individual's results on the established objectives.

X.     ALTERNATIVE CALCULATIONS

       There may be circumstances under which the financial performance of the Company does not generate an award under this program. The nature and scope of the Company's operations are such that at times unanticipated economic and market conditions may render pre-established financial objectives unattainable in any given plan year. If, in the opinion of the Committee, such circumstances should arise, an alternative bonus calculation may be performed. Such calculation will rank the Company's EBITDA against a pre-established peer group of companies. If the Company's performance is at or above 60th percentile, then a bonus payment equal to 50% of target award may be paid.

XI.    MODIFICATIONS

       If, during a Plan Year, there has occurred or should occur, in the opinion of the Company, a significant beneficial or adverse change in economic conditions, the indicators of growth or recession in the Company's business segments, the nature of the operations of the Company, or applicable laws, regulations or accounting practices, or other matters which were not anticipated by the Company when it approved Company and Division Objectives for the Plan Year and which, in the Company's judgment, had, have, or are expected to have a substantial positive or negative effect on the performance of the Company as a whole, the Compensation Committee, subject to ratification by the Board, may modify or revise the Performance Objectives for the Plan Year in such manner as it may deem appropriate in its sole judgment. By way of illustration, and not limitation, such significant changes might result from sales of assets, or mergers, acquisitions, divestitures, or spin-offs.

XII.   PAYMENT

       Any awards generated under the 1999 MICP must be approved by the Compensation Committee of the Board of Directors. It is anticipated that any MICP awards generated in 1999 will be paid during February 2000.

       Employees terminating prior to the end of the fiscal year are not eligible for payment of any award under this plan unless termination is due to retirement or economic reduction in force. In such cases, any bonus payments will be prorated to the date of termination and determined on the basis of bonuses actually paid to similarly situated employees.